Exhibit 99.1

SPX Announces Planned Retirement of Scott Sproule,
Chief Financial Officer and Treasurer

CHARLOTTE, N.C., February 26, 2020 /Globe Newswire/ -- SPX Corporation (NYSE:SPXC) today announced that Scott Sproule, Vice President, Chief Financial Officer and Treasurer plans to retire in late 2020 or early 2021. The company has initiated a search for his successor. Mr. Sproule is committed to supporting a smooth transition period and remaining in his role over the course of the next year.

Gene Lowe, President and CEO of SPX Corporation commented, “On behalf of the entire Board and SPX team, I want to thank Scott for his leadership and dedication. His contributions have helped to shape SPX into a much stronger and better positioned company since the spin in 2015. His passion for excellence reflects the core values of our company. While we are excited for Scott to begin pursuing his other interests in retirement, we appreciate his commitment to stay in his role throughout the transition to his successor.”

Scott Sproule commented, “As I look back on my 15 years at SPX, I am very proud of our many accomplishments; and, I am thankful to our team for their support and hard work as we transformed the company into a much more profitable and valuable enterprise. I am grateful for the many great opportunities that SPX has provided me, but believe that the time is right for me to begin pursuing my other interests, while allowing for a smooth transition to my successor. As we prepare for the next phase of growth, the company remains well-positioned to continue executing on the many exciting opportunities ahead.”

About SPX Corporation:  SPX Corporation is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, detection and measurement, and engineered solutions markets. Based in Charlotte, North Carolina, SPX Corporation had approximately $1.5 billion in annual revenue in 2019 and more than 4,500 employees in 17 countries. SPX Corporation is listed on the New York Stock Exchange under the ticker symbol “SPXC.”  For more information, please visit www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these forward-looking statements in conjunction with the SPX’s documents filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although SPX believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

SOURCE SPX Corporation.

Investor Contacts:

Paul Clegg, VP, Finance and Investor Relations

Phone:  980-474-3806

E-mail: spx.investor@spx.com

Pat Uotila, Manager, Investor Relations

Phone:  980-474-3806

E-mail: spx.investor@spx.com